Exhibit 99.1

VIASPACE ANNOUNCES THIRD QUARTER FINANCIAL RESULTS INCLUDING HIGHER REVENUES

PASADENA, CA —November 16, 2006— VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, today announced financial results for the quarter ended September 30, 2006.

Revenues for the third quarter of 2006 were $383,000, as compared with $93,000 in the same quarter of 2005, an increase of $290,000. Gross profit for the third quarter of 2006 was $107,000 compared with a loss of $17,000 for the comparable quarter of 2005.

Operating expenses for the third quarter of 2006 were $1,660,000 compared to $649,000 in the same quarter of 2005. Included in operating expenses for the third quarter of 2006 was $649,000 of stock compensation and warrant expense related to the Company’s January 1, 2006 adoption of Statement of Financial Accounting Standards No. 123®, “Share-Based Payments”. The comparable quarter for 2005 included $101,000 of stock compensation and warrant expense. Third quarter of 2006 operating expenses consisted of $1,399,000 in selling, general and administrative expenses and $261,000 in research and development expenses. In the third quarter of 2005, there was $516,000 in selling, general and administrative expenses and $133,000 in research and development expenses.

Other income, net, including minority interest in losses of consolidated subsidiaries, was $21,000 for the third quarter of 2006 compared to $89,000 for the same period in 2005.

Net loss was $1,532,000 for the third quarter of 2006, compared to net loss of $577,000 for the same quarter of 2005. The Company’s loss per basic and fully diluted share was less than $0.01 in both quarters.

Commenting on third quarter results, Dr. Carl Kukkonen, Chief Executive Officer of VIASPACE Inc., said, “The third quarter of 2006 marks higher revenue for VIASPACE primarily due to our subsidiary Arroyo Sciences, Inc. reporting a full quarter of revenues on its contract with L-3 Communications, Security and Detection Systems (L-3). This contract is to provide sensor data fusion software and Arroyo’s SHINE inference engine technology for the Advanced Container Security Device (ACSD) project, under a contract awarded to L-3 by the US Department of Homeland Security. The ACSD project aims to develop the next generation of maritime cargo container security.

Dr. Kukkonen continued, “In addition, our subsidiary Direct Methanol Fuel Cell Corporation (DMFCC) achieved milestones during the third quarter and recognized revenues related to the design, production and test of prototype fuel cell cartridges under its contract with Catalytic Devices International, LLC (CDI) of Pleasanton California. CDI is developing innovative heaters based on the catalytic decomposition of methanol into water vapor, carbon dioxide and heat without burning. CDI heaters are flexible and can be embedded in many applications including winter clothing, boots, sleeping bags and tents. Third quarter revenues were also generated from our subsidiary Ionfinity’s continuing fulfillment of Phase II Navy and Air Force contracts, as well as revenues on its new Phase I Army and Navy contracts.”

Dr. Kukkonen added, “We also continue to invest in R&D for commercial products. We have also increased spending in sales and marketing expenses to improve customer awareness of our products.  It has been announced that direct methanol fuel cells are being developed for portable electronic applications by leading OEMs.  Industry sources are expecting these products to be in the marketplace in 2007/2008.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.